EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in registration statements of APS Holding Corporation on Form S-8 (File Nos. 33-76178, 33-90486,333-10217 and 333-10233) and Form S-4 (File No. 333-3982) of our report, which includes an explanatory paragraph addressing the existence of substantial doubt about the Company's ability to continue as a going concern, dated April 28, 1998, on our audits of the consolidated financial statements and financial statement schedules of APS Holding Corporation and Subsidiaries as of January 31, 1998 and January 25, 1997, and for the years ended January 31, 1998, January 25, 1997 and January 27, 1996, which report is included in this Annual Report of Form 10-K.

/s/ COOPERS and LYBRAND L.L.P.

Houston, Texas
April 28, 1998